DAVIDsTEA Announces Results of Annual and Special Meeting

June 17, 2021

MONTREAL, June 17, 2021 (GLOBE NEWSWIRE) -- DAVIDsTEA Inc. (Nasdaq:DTEA) ("DAVIDsTEA" or the "Company"), a leading tea merchant in North America, is pleased to announce that the five nominees listed in its management information circular dated May 12, 2021 were elected as directors at the Company's annual and special meeting of shareholders held today in Montreal. According to proxies received and ballots cast, the votes were as follows:

Name of Nominee	Votes for	%	Votes Withheld	%
Herschel Segal	13,939,751	99.23	108,709	0.77
Sarah Segal	13,955,199	99.34	93,261	0.66
Susan L. Burkman	13,461,572	95.82	586,888	4.18
Pat De Marco	13,459,708	95.81	588,752	4.19
Peter Robinson	13,459,185	95.81	589,275	4.19

At the meeting, DAVIDsTEA's shareholders also re-appointed Ernst & Young LLP, Chartered Professional Accountants, as DAVIDsTEA's auditor.

In addition, a resolution in the form annexed as Schedule A to DAVIDsTEA's management information circular dated May 12, 2021, to amend the Articles of DAVIDsTEA in order to allow the Board of Directors to appoint one or more additional directors pursuant to section 106(8) of the Canada Business Corporations Act, was adopted on a vote by ballot as follows:

Votes For		Votes Against	
Number	%	Number	%
13,968,231	99.43	80,229	0.57

About DAVIDsTEA
DAVIDsTEA offers a specialty branded selection of high-quality proprietary loose-leaf teas, pre-packaged teas, tea sachets, tea-related accessories and gifts through its e-commerce platform at www.davidstea.com and the Amazon Marketplace, its wholesale customers which include over 2,500 grocery stores and pharmacies, and 18 company-owned stores across Canada. We offer primarily proprietary tea blends that are exclusive to the Company, as well as traditional single-origin teas and herbs. Our passion for and knowledge of tea permeates our culture and is rooted in an excitement to explore the taste, health and lifestyle elements of tea. With a focus on innovative flavours, wellness-driven ingredients and organic tea, the Company launches seasonally driven "collections" with a mission of making tea fun and accessible to all. The Company is headquartered in Montréal, Canada.

Investor Contact
Maison Brison Communications
Pierre Boucher
514-731-0000
investors@davidstea.com

Media Contact
PELICAN PR
Lyla Radmanovich
514-845-8763
media@rppelican.ca

Source: DAVIDsTEA